OCEAN ENERGY, INC.

                       OUTSIDE DIRECTORS DEFERRED FEE PLAN
               (As Amended and Restated Effective March 30, 1999)


1. History and Purposes of the Plan

     The Ocean Energy, Inc. Outside Directors Deferred Fee Plan ("Plan") was originally adopted on May 16, 1983 by Ocean Energy, Inc., a Texas corporation (the "Company"), formerly known as Seagull Energy Corporation and Seagull Pipeline Corporation, and is intended to provide a method for attracting and retaining qualified outside directors for the Company and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Effective as of March 30, 1999 (the "Effective Date"), the Company merged the Ocean Energy, Inc. Outside Directors Fee Plan (the "OEI Plan") with and into the Plan and amended and restated the Plan in order to reflect the plan merger and the merger of Ocean Energy, Inc., a Delaware corporation ("OEI") with and into Seagull Energy Corporation.

2. Administration of the Plan

     Except as otherwise specifically provided herein, the Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") or such other committee designated from time to time by the Board. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Committee shall be final. All expenses incurred in connection with the administration of the Plan shall be borne by the Company. In certain cases arising under the Plan, action or approval must be taken by either the full Board or by a committee of "Non-Employee Directors" as described in Rule 16b-3 promulgated by the Securities Exchange Commission (such board or committee being referred to herein as the "Rule 16b-3 Committee")

3.  Participation in the Plan

(a) Participation. Each outside director who was a participant in the Plan ("Participant") or the OEI Plan on the Effective Date shall remain a Participant in this restatement of the Plan as of the Effective Date. Each other director shall be eligible to become a Participant on date he becomes an outside director. For purposes of this Paragraph, an "outside director" is an individual who is a validly elected or appointed director of the Company and who does not perform any services for the Company in a common-law employee capacity.

(b) Deferral of Director's Fees. A Participant may elect to defer director's fees (whether annual, periodic or special) to be earned by such Participant for services rendered under the Plan by filing with the Committee an election to defer receipt of all or a designated portion of such fees.

(c) Time and Manner of Making Elections. Any deferral election that may be made by a Participant under the Plan shall be made with respect to the period commencing on January 1 (or, if later, the date the Participant is first elected or appointed to the Board) and ending on December 31 of each year ("Service Period") during which services are rendered by such Participant and must be made prior to the first day of such Service Period; provided, however, that the deferral election with respect to a Participant's initial Service Period may be made no later than thirty days after the date the Participant is first elected or appointed to the Board and shall be prospective only. All deferral elections shall be made in the manner and form prescribed by the Committee. Deferral elections made prior to the Effective Date with respect to the Service Period that includes the Effective Date shall remain in effect for the remainder of such Service Period.

(d) Nature of Elections. A Participant's election to defer receipt of all or a designated portion of his fees for a Service Period shall continue in force and effect for future Service Periods unless modified or revoked by such Participant. Any such modification or revocation shall be effective only as of the first day of a Service Period and must be made prior to the first day of such Service Period. A modification or revocation of an existing deferral election shall be made in the manner and form prescribed by the Committee. Any deferral election (whether in the nature of an initial election, an unrevised continuing election or a revised continuing election) with respect to a Service Period shall be irrevocable as of the first day of such Service Period or, if later, the day following the last day upon which an election may be made with respect to a Service Period.

4. Crediting of Deferred Fees to Plan Accounts

(a) Establishment of Plan Accounts. The Committee shall establish a memorandum bookkeeping account or accounts (the "Plan Accounts") for each Participant in the Plan. As of the Effective Date, a Participant's Required Deferral Account and Elective Deferral Account shall be combined into a single Plan Account. The Committee shall credit to each Participant's Plan Accounts the Participant's deferred fees as of the date such fees are earned by the Participant.

(b) Crediting of Interest Equivalents. As of the last day of each calendar quarter in which a Participant has a balance credited to his Plan Accounts, the Committee shall, subject to the other provisions of this Section 4, credit to each Participant's Plan Accounts, as additional deferred fees, a dollar amount equal to simple interest on the amounts credited to each such Account (excluding any amounts being credited during such quarter) computed at the sum of:

     (1) the prime rate published in The Wall Street Journal on the last business day of such calendar quarter, plus

     (2) a rate based upon the number of complete years that Participant has served on the Board (including service on the board of directors of any predecessor of the Company or OEI), in accordance with the following schedule:

Number of Years Additional Rate of Interest

     Less than 5 0% 5 but less than 10 1% 10 or more 2%

(c)  Alternative Investment in Stock Units.

     (1) In lieu of having his Plan Accounts credited with interest equivalents pursuant to Paragraph (b) above, a Participant may elect from time to time in accordance with the provisions of Paragraphs (d) and (e) below to have all or a portion of the value of such Plan Accounts determined as if it had been credited with a number of shares of stock (the "Phantom Stock") equal to the number of shares of common stock of the Company, par value $.10 per share, that could have been purchased with such portion of his Accounts on the date of such election, or for amounts that are subsequently credited to the Participant's Plan Accounts, on the date so credited, at a price per share equal to the average of the closing prices of the common stock of the Company on the twenty trading days preceding such date.

     (2) As of the last day of each calendar quarter and as of any other date that the Committee shall determine, the Committee shall redetermine the value of each Participant's Plan Accounts that are credited with Phantom Stock based upon the increase or decrease in the value of the common stock of the Company during such quarter. For the purpose of such redetermination, one share of Phantom Stock shall be deemed to be the equivalent of one share of common stock of the Company. Further, the portion of each Participant's Plan Accounts that are credited with such Phantom Stock shall be credited with the amount of any cash dividends paid with respect to the common stock of the Company during such quarter in accordance with Paragraph (c)(1) above.

     (3) If, and whenever, the Company shall effect a subdivision or consolidation of the common stock of the Company or the payment of a stock dividend on the common stock of the Company (i) in the event of an increase in the number of outstanding shares of the common stock of the Company, the number of shares of Phantom Stock credited to each Participant's Plan Accounts shall be proportionately increased and
          (ii) in the event of an reduction in the number of outstanding shares of the common stock of the Company, the number of shares of Phantom Stock credited to each Participant's Plan Accounts shall be proportionately reduced.

(d) Crediting Election. In accordance with procedures established by the Committee, prior to the first day of any calendar quarter in which a Participant has a balance credited to his Plan Accounts, but in no event within six months of any election pursuant to Paragraph (e) below, a Participant may elect to have all or a portion of the amounts in his Plan Accounts deemed invested in Phantom Stock pursuant to Paragraph (c) above for all of such quarter. Any such election shall be effective until revoked by the Participant as provided in Paragraph (e) below. If a Participant fails to make any election under this Paragraph, his Plan Accounts shall be credited with interest equivalents pursuant to Paragraph (b) above.

(e) Revocation of Election. In accordance with procedures established by the Committee, prior to the first day of any calendar quarter in which a Participant has a balance credited to his Plan Accounts, but in no event within six months of any election pursuant to Paragraph (d) above, a Participant may revoke an election made pursuant to Paragraph (d) above with respect to all or a portion of his Plan Accounts, effective as of the first day of such quarter. The value, as determined as of the last day of the quarter immediately preceding the effective date of such election pursuant to Paragraph (c) above, of the portion of his Plan Accounts that is affected by such revocation shall, as of such first day, be credited with interest equivalents pursuant to Paragraph (b) above.

(f) Invalid Elections. An election pursuant to Paragraph (d) or Paragraph (e) above that is attempted within six months of an election made pursuant to the other Paragraph in violation of the prohibitions of such Paragraphs shall have no force or effect and shall be null and void.

5.   Payment of Deferred Fees

(a) Payment Election Generally. A Participant shall elect, subject to the provisions of Paragraphs (b), (c) and (d) below, the time (which may not be prior to the latest of (i) the date on which he ceases to be a member of the Board, (ii) the date on which he ceases to be a member of the Senior Advisory Council to the Board or (iii) the date that is at least six months from the date of the Participant's last election, if any, pursuant to
     Section 4(d) above) and the mode (which may either be a lump sum payment or monthly, quarterly, or annual installment payments over a specified term certain) for payment of amounts credited to his Plan Accounts during a Service Period (and the income credited thereto). A Participant may revise his election regarding the time and mode of payment of amounts credited to his Plan Accounts only if, and at such time as, such revised election is approved by a Rule 16b-3 Committee; provided, however, that such revised election shall not be effective until the later of (A) the January 1 following the date such revised election is approved or (B) the date that is six months after the date such revised election is approved. In the absence of direction by a Participant regarding the time or mode of payment of amounts credited to his Plan Accounts during a Service Period (and the income credited thereto), such amounts shall be distributed in monthly installments over a period of ten years, beginning on the first day of the first month after the later of (i) the date on which he ceases to be a member of the Board or (ii) the date on which he ceases to be a member of the Senior Advisory Council to the Board.

(b) Payment Upon Death. In the event of a Participant's death, the balance of such Participant's Plan Accounts, computed as of the date of his death, shall be paid in one lump sum to his designated beneficiary within the first four months following the date of such Participant's death. A Participant, by written instrument filed with the Committee in such manner and form as it may prescribe, may designate one or more beneficiaries to receive payment of the amounts credited to his Plan Accounts in the event of his death. Any such beneficiary designation may be changed from time to time prior to the death of the Participant. In the absence of a beneficiary designation on file with the Committee at the time of a Participant's death, the executor or administrator of the Participant's estate shall be deemed to be his designated beneficiary.

(c) Payment Upon Plan Termination. In the event the Plan is terminated by the Company, the balance of each Participant's Plan Accounts, computed as of the day immediately following the six-month anniversary of the date of such Plan termination, shall be paid to such Participant in one lump sum as soon as practicable after such date.

(d) Payment Upon Change of Control. With respect to any Participant that ceases to be a director of the Company (or any successor) as a result of or in connection with a change of control that is not approved, recommended and supported by at least two-thirds of the directors that were also directors prior to the occurrence of any such change of control in actions taken prior to, and with respect to, such change of control, such Participant's Plan Accounts, computed as of the later of the date such Participant ceases to be a director of the Company or the date of such change of control, shall be paid to such Participant in one lump sum as soon as practicable, but no later than thirty days following such date. For purposes of the Plan, "change of control" shall be deemed to have occurred if (i) any person (other than Participant or the Company) including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Company having 40% or more of the total number of votes that may be cast for the election of directors; or (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors before the Transaction shall cease to constitute a majority of the Board or any successor thereto. The determinations of whether a change of control has occurred, whether such change of control was not approved, recommended or supported by the Directors in actions taken prior to, and with respect to, such change of control and whether any Participant ceased to be a director of the Company as a result of or in connection with such change of control shall be made by the Committee as existing at least six months prior to the occurrence of such change of control and its determination shall be final.

(e)  Conversion of Plan Accounts for Purposes of Payment.

     (1) If a Participant has elected to receive payment of his Plan Accounts in a lump sum pursuant to Paragraph (a) above, the value of his Plan Accounts shall be determined as of the last day of the month preceding the time that he has elected to receive such payment and an amount equal to such value shall be paid to the Participant. To the extent such Participant has elected to have his Plan Accounts credited based on Phantom Stock pursuant to Paragraph 4(d), the value of his Plan Accounts shall be based upon the average of the closing prices of common stock of the Company on the twenty trading days preceding such date.

     (2) If a Participant has elected to receive payment of his Plan Accounts in any mode other than lump sum pursuant to Paragraph (a) above, to the extent his Plan Accounts are being credited with Interest Equivalents pursuant to Paragraph 4(b), the value of his Plan Accounts shall be determined as of the last day of the month preceding the date of any such payment and each subsequent interval thereafter, and an amount equal to the value of such Plan Accounts multiplied by a fraction, the numerator of which is one and the denominator of which is the remaining number of payments that the Participant elected, shall be paid as of each interval such Participant elected; provided, however, that any such amounts remaining credited to such Participant's Plan Accounts shall continue to be credited with Interest Equivalents pursuant to Paragraph 4(b), except that the
          Interest Equivalents so credited shall be paid directly to the Participant. If a Participant has elected to receive payment of his Plan Accounts in a mode other than a lump sum pursuant to Paragraph
          (a) above, to the extent his Plan Accounts are credited based on Phantom Stock pursuant to Paragraph 4(d), the number of shares of Phantom Stock credited to his Plan Accounts shall be determined as of the last day of the month preceding the date of any such payment and each subsequent interval thereafter, and such number shall be multiplied by a fraction, the numerator of which is one and the denominator of which is the remaining number of payments that the Participant elected, and an amount equal to the value of the resulting number of shares of Phantom Stock, based upon the average of the closing prices of common stock of the Company on the twenty trading days preceding such date, shall be paid to such Participant.

     (3) If Paragraphs (b), (c) or (d) above apply, the value of a Participant's Plan Accounts shall be determined as of the date specified in the applicable Paragraph and an amount equal to such value shall be paid to the Participant or his designated beneficiary; provided, however, that if the Participant has elected to have his Plan Accounts credited based on Phantom Stock pursuant to Paragraph 4(d), the value of his Plan Accounts shall be based upon the average of the closing prices of common stock of the Company on the twenty trading days preceding such date.

(f) Form of Payment. All payments under the Plan shall be solely in the form of cash. Without limiting the generality of the foregoing, nothing in the Plan shall be construed as giving any Participant any rights as a holder of common stock or any other equity security of the Company as a result of such Participant's participation in this Plan or his election to credit his Plan Accounts with Phantom Stock.

(g) Debiting of Plan Accounts. Once an amount has been paid to a Participant or his beneficiary, such amount or the Phantom Stock equivalent thereof shall be debited from the Participant's Plan Accounts.

(h) Six-Month Payment Delay. Notwithstanding any of the foregoing provisions of this Section 5 to the contrary, no payments to a Participant under this Plan shall be made or commenced prior to the expiration of six months from the making of any election pursuant to Paragraph 4(d) above, unless such payments are made on account of the death, disability, retirement or termination of employment of the Participant within the meaning of Rule 16b-3 promulgated by the Securities Exchange Commission.

6.   Distributions for Unforseeable Emergency

     In the event the Rule 16b-3 Committee, in its sole discretion, determines that a Participant has an unforseeable emergency, the Rule 16b-3 Committee may direct that such portion of the amounts credited to a Participant's
     Plan Accounts as it determines is reasonably needed to satisfy such unforseeable emergency be paid to the Participant in one lump sum payment as soon as practicable following the Rule 16b-3 Committee's determination of the existence and extent of such unforseeable emergency. For purposes of this Paragraph 6, a unforseeable emergency shall mean severe financial hardship to a Participant that arises from a sudden and unexpected illness or accident of the Participant or of a dependent of a Participant, loss of the Participant's property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of such Participant. Further, no payment may be made pursuant to this Paragraph 6 to the extent such severe financial hardship may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under the Plan. For purposes of this Paragraph 6, the purchase of a house or education expenses for children, shall not be considered to be unforseeable emergencies. The decision of the Rule 16b-3 Committee regarding the existence or nonexistence of an unforseeable emergency of a Participant shall be final and binding. The Rule 16b-3 Committee shall have the authority to require a Participant to provide such proof as it deems necessary to establish the existence and nature of the Participant's unforseeable emergency. The foregoing notwithstanding, a Participant who is a member of the Rule 16b-3 Committee shall not participate in the deliberations or decision of the Rule16b-3 Committee regarding a hardship distribution to such Participant.


7. Prohibition Against Assignment or Encumbrance

     No right, title, interest or benefit hereunder shall ever be liable for or charged with any of the torts or obligations of a Participant or a person claiming under a Participant, or be subject to seizure by any creditor of a Participant or any person claiming under a Participant. No Participant or any person claiming under a Participant shall have the power to anticipate or dispose of any right, title, interest or benefit hereunder in any manner until same shall have been actually distributed free and clear of the terms of the Plan.

8. Nature of the Plan

     The Plan and any election agreements executed thereunder constitute an unfunded, unsecured liability of the Company to make payments in accordance with the provisions hereof, and neither a Participant nor any person claiming under the Participant shall have any security or other interest in any specific assets of the Company by virtue of this Plan. Neither the establishment of the Plan, the crediting of amounts to Plan Accounts nor the setting aside of any funds shall be deemed to create a trust. The Company at its election may fund the payment of benefits under the Plan by setting aside and investing, in an account on the Company's books, such funds as the Company may from time to time determine. Legal and equitable title to any funds so set aside shall remain in the Company, and no Participant shall have any security or other interest in such funds. Any funds so set aside shall remain subject to the claims of the creditors of the Company, present and future.

9. Amendment and Termination of Plan

     The Company shall have the right to alter or amend the Plan or any part thereof from time to time, except the Company shall not make any alteration or amendment that would impair the rights of a Participant with respect to amounts theretofore credited to that Participant's Plan Accounts. The Company may terminate the Plan at any time. If not sooner terminated under the provisions of this paragraph, the Plan shall terminate as of the date on which all amounts theretofore credited to Plan Accounts have been paid.

10. No Tax Guarantee

     Neither the Plan nor any representation made in connection with it shall be construed to be an assurance or guarantee of a deferral of income for income tax purposes of any amount to be paid pursuant to the Plan.

11. Number and Gender

     Wherever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

12. Laws Governing

     The Plan and any documents executed in connection therewith shall be construed in accordance with and governed by the laws of the State of Texas.

                            OCEAN ENERGY, INC.



                            By:      ______________________
                            Name:    ______________________
                            Title:   ______________________


VEHOU02:138559.1